SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 3, 2007 (July 30, 2007)

AMBAC FINANCIAL GROUP, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004

(Address of principal executive offices) (Zip Code)

(212) 668-0340

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 1.01	Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is hereby incorporated into this Item 1.01 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On July 30, 2007, Ambac Financial Group, Inc. (the “Company”) and its wholly-owned subsidiary, Ambac Assurance Corporation (“Ambac Assurance”), as borrowers, entered into an amended and restated $400 million five year unsecured, committed revolving credit facility (the “Amended and Restated Credit Facility”) with Citibank, N. A., as administrative agent, The Bank of New York and KeyBank, National Association, as co-syndication agents, HSBC Bank USA, N. A. and Wachovia Bank, National Association as co-documentation agents and Citigroup Global Markets Inc. as the sole lead arranger and sole book runner, and certain other financial institutions, as lenders (the “Banks”). The Amended and Restated Credit Facility replaces a previously existing $400 million five year unsecured, committed revolving credit facility, which was due to expire on July 28, 2011. The New Credit Facility expires on July 30, 2012.

The Amended and Restated Credit Facility provides for borrowings by the Company and Ambac Assurance on a revolving basis up to an aggregate of $400 million at any one time outstanding, which maximum amount may, at the Company’s and Ambac Assurance’s request and subject to the terms and conditions of the facility, be increased up to $500 million.

The Company and/or Ambac Assurance may borrow under the Amended and Restated Credit Facility for general corporate purposes, including the payment of claims. Subject to the terms and conditions thereof, the Company and/or Ambac Assurance may borrow under the Amended and Restated Credit Facility until the final maturity date, which will occur on July 30, 2012. Loans may be denominated in U. S. Dollars or certain other currencies at the option of the Company and/or Ambac Assurance. The Company and/or Ambac Assurance has the option of selecting either (i) a Base Rate, a fluctuating rate equal to the higher of Citibank’s Base Rate and the Federal Funds Rate plus 0.5%, plus Applicable Margin (as defined in the Amended and Restated Credit Facility) or (ii) a Eurocurrency Rate, a periodic fixed rate equal to LIBOR plus the Applicable Margin (as defined in the Amended and Restated Credit Facility). There are no outstanding loans under the Amended and Restated Credit Facility. Neither the Company nor Ambac Assurance have previously incurred any borrowing under this or prior similar facilities and have no current intention to do so now or in the foreseeable future.

The Amended and Restated Credit Facility contains customary representations, warranties and covenants for this type of financing, including two financial covenants: (i) maintain as of the end of each fiscal quarter a debt-to-capital ratio, excluding debt consolidated under FIN 46, hybrid securites and credit link notes, of not more than 30%, and (ii) maintain at all times total stockholder’s equity equal to or greater than $2.9 billion. The stockholders’ equity financial covenant will increase annually, in an amount equal to 15% of the prior fiscal year’s net income and 15% of the net proceeds of any future equity issuances. The Amended and Restated Credit Facility also provides for certain events of default with corresponding grace periods, including failure to pay any principal or interest when due, failure to comply with covenants, any material representation or warranty made by the Company or Ambac Assurance proving to be false in any material respect, certain bankruptcy, insolvency or receivership events affecting the Company or Ambac Assurance, defaults relating to other indebtedness, imposition of certain judgments and a change in ownership of the Company and/or Ambac Assurance.

The foregoing summary of the Amended and Restated Credit Facility is not complete and is qualified in its entirety by reference to the actual credit agreement, which is attached as Exhibit 10.40 to this Report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Item
10.40	First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 among Ambac Financial Group, Inc., Ambac Assurance Corporation, as administrative agent, The Bank of New York and KeyBank, National Association, as co-syndication agents, HSBC Bank USA, N. A. and Wachovia Bank, National Association as co-documentation agents, Citigroup Global Markets Inc. as the Sole Lead Arranger and Sole Book Runner, and Certain Commercial Lending Institutions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated: August 3, 2007

	By:	/s/ Anne Gill Kelly
Anne Gill Kelly
Managing Director, Corporate Secretary and Assistant General Counsel

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
10.40	First Amended and Restated Revolving Credit Agreement dated as of July 30, 2007 among Ambac Financial Group, Inc., Ambac Assurance Corporation, as administrative agent, The Bank of New York and KeyBank, National Association, as co-syndication agents, HSBC Bank USA, N. A. and Wachovia Bank, National Association as co-documentation agents, Citigroup Global Markets Inc. as the Sole Lead Arranger and Sole Book Runner, and Certain Commercial Lending Institutions.